EXHIBIT 10.13

                                    RESTATED
                          EXECUTIVE SERVICES AGREEMENT

         This Restated Executive Services Agreement, made as of the 1st day of January, 1998 by and among ESSEX SAVINGS BANK, FSB (the "Bank"), ESSEX FIRST MORTGAGE CORPORATION, a subsidiary of the Bank (collectively, the "Employers"), and EARL MCPHERSON ("Employee").

                                   WITNESSETH:

         WHEREAS, the Employee has heretofore been employed as Executive Vice President of the Bank and President and Chief Executive Officer of Essex First Mortgage Corporation pursuant to that certain Executive Services Agreement between the Employers and Employee, dated as of July 1, 1993 and subsequently amended, (the "Original Agreement"); and

         WHEREAS, the Employers and Employee desire to amend and restate the Original Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Employers and the Employee amend and restate the Original Agreement to read as follows:

         1. Employment. The Employers hereby continue the employment of the Employee as Executive Vice President of Essex Savings Bank, FSB and President and Chief Executive Officer of Essex First Mortgage Corporation. The Employee accepts such continued employment, and agrees to abide by the respective Certificates or Articles of Incorporation, Bylaws and the decisions of the Boards of Directors of the Employers.

         2. Duties and Responsibilities. The Employee agrees to devote his full time attention and energies to the business affairs of the Employers. The Employee shall render such administrative and management services for the Employers as are customarily performed by persons situated in a similar capacity. The Employee's duties shall be such as the Boards of Directors of the Employers or the Chief Executive Officer of the Bank may from time to time direct.

         3. Term of Agreement. This Restated Executive Services Agreement (the "Agreement") and Employee s employment hereunder shall continue until terminated as provided in Section 9 below.

         4. Salary and Incentive Bonus.

                  (a) During 1998, the Employers shall pay to Employee an aggregate basic salary at the rate of One Hundred Nine Thousand Six Hundred Twenty Dollars ($109,620) per year ("Salary") payable in arrears no less frequently than semi-monthly (after deduction of federal, state and local withholding and similar taxes,  amounts required to be withheld  pursuant to any employee benefits programs, and other authorized payroll deductions) in accordance with the usual employee payroll practices of the Employers. The rate of Employee's Salary shall be reviewed by the Employers not less often than annually and may be increased from time to time in such amounts as the Bank's Board of Directors in its discretion may determine based upon Employee's performance.

                  (b) In addition to his Salary, Employee may, but shall not be entitled to, receive from the Employers such cash bonuses, if any, as the Board of Directors of the Employers in their sole discretion elect to award to Employee.

         5. Other Benefits. Throughout the term of this Agreement, the Employers shall provide Employee with group life, health and disability insurance coverage, in amounts and on terms and conditions as favorable as the coverage provided other executive employees of the Employers from time to time. Employee shall also be a participant in the Essex Savings Bank, FSB Supplemental Executive Retirement Plan and any other pension or retirement plan maintained from time to time by Employers. Moreover, Employee shall be eligible to participate in any fringe benefit program which may be or become applicable to executives of the Employers of comparable rank having comparable responsibilities.

         6. Regulatory Approval. So long as employment agreements between the Bank and any executive officer are subject to prior approval by the Office of Thrift Supervision ("OTS") or other federal agency (including the prior approval requirement of OTS Regulatory Bulletin 27a), any compensation payable to Employee pursuant to this Agreement (including severance benefits and Change in Control benefits payable to Employee under Section 11) shall be subject to and conditioned upon approval by the OTS or other regulatory agency. All payments hereunder are also subject to and conditioned upon their compliance with Section 1828(k) of Title 12 of the United States Code and any regulations promulgated thereunder. Any modification in the Employee's compensation required by the OTS or other competent regulatory agency shall not alter in any way the duties or obligations of Employee under this Agreement.

         7. Vacation and Sick Leave. Employee shall be entitled to paid vacation each year in the amount he is currently authorized to take by the Employers. Employee shall not be entitled to receive any additional compensation from the Employers on account of his failure to take a vacation except that accrued vacation pay will be paid upon termination of employment; nor shall he be entitled to accumulate unused vacation from one calendar year to the next except to the extent authorized by the Boards of Directors of the Employers. In addition, the Employee shall be entitled to annual sick leave as established by the Employers for management officials of the Employers. In the event any sick leave time shall not have been used during any year, such leave shall accrue to subsequent years to the extent authorized under generally applicable Employer policies. Upon termination of his employment, the Employee shall not be entitled to receive any additional compensation from the Employers for unused sick leave, except as is permitted under generally applicable Employer policies.

         8. Loyalty; Non-piracy; Confidentiality.

                  (a) The Employee shall devote his full time and best efforts to the performance of his employment under this Agreement. The Employee shall abide by the Employers' "Corporate Code of Conduct." During his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Employers. Nothing contained in this Section 8, however, shall be deemed to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of Employers, or, solely as a passive and minority investor, in any business. In no event shall Employee use or disclose to others confidential "inside information" regarding the Employers or their affiliates or engage, directly or indirectly, in any transaction involving the securities of the parent of the Employers based upon such "inside information."

                  (b) During Employee's term of employment with Employers and for nine (9) months thereafter (irrespective of the time, manner or cause of termination or resignation), Employee shall not, directly or indirectly, on behalf of Employee or any entity or person other than Employers hire or solicit for employment in, employ in, or cause to be employed in any Competing Business any personnel of the Employers who are or were employed by Employers at any time during the period beginning one year prior to Employee s termination or resignation, unless any such person has not been employed by the Employers for a period in excess of one continuous year. For purposes of this Section 8(b), a Competing Business means any person or entity which is engaged directly or indirectly in any business engaged in by the Employers and whose market area for such businesses overlaps that of the Employers. Notwithstanding the foregoing, this Section 8(b) shall not apply if Employee is terminated without Cause under
Section 9(b) below and Employers fail to pay to Employee the amounts required to be paid under Sections 9(b) and 11(a) below.

                  (c) At no time during or following the term of Employee s employment with Employer (irrespective of the time, manner, or cause of the termination or resignation), shall Employee disclose to any other person or entity, nor shall Employee use for Employee's own benefit or for the benefit of any other entity or person, any confidential information or trade secrets of Employers, including, without limitation, any confidential information relating to the identities, background, historical information, or terms of dealings with any of Employers' customers, prospects, potential customers, suppliers, or sales or purchasing agents, or confidential information respecting financial arrangements, marketing strategies, pricing methods and determinations, methods of operation, procedures or any other material of a similar nature or relating to Employers' conduct of their business(es). Upon cessation of Employee's employment hereunder, Employee will surrender and deliver to Employers all lists, books, records, and data of every kind, including machine readable data, relating to or in connection with Employers customers and business.

                  (d) The provisions of this Section 8 shall apply to any resignation or termination of Employee s employment, with or without Cause, and shall survive termination of this Agreement.

                  (e) Employee acknowledges that the failure to adhere strictly to the requirements of this Section 8 will cause substantial and irreparable harm to Employers. Accordingly, in the event Employee, at any time, violates any provision hereof, Employers shall be entitled to enforce all of the following cumulative remedies from time to time: (1) to obtain injunctive relief or other equitable remedies to cause cessation of activities in violation of the terms of this Section 8; and (2) to seek all damages proximately caused by such activities. In any such action brought by Employers, the prevailing party shall be entitled to recover all expenses incurred and reasonable attorney's fees.

         9. Termination.

                  (a) Termination by an Employer with Cause. The Board of Directors of any Employer may terminate this Agreement (and the Employee's employment hereunder) at any time, immediately with notice, for "Cause." For purposes of this Agreement, termination of Employee for "Cause" shall include termination as a result of Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, intentional breach or neglect by Employee of his duties hereunder, persistent negligence or misconduct in the performance of such duties, or material breach of any provision of this Agreement. In the event of termination of Employee by any Employer for "Cause," the Employee shall be paid solely the Salary and vacation pay accrued and prorated to the date of his termination. For purposes of this
Section 9(a), any act or omission to act by the Employee in reliance upon any opinion of counsel to an Employer or counsel to the Employee shall not be deemed to be willful.

                  (b) Termination by an Employer Without Cause. The Board of Directors of any Employer may terminate this Agreement (and Employee's employment hereunder) without "Cause" (as defined above), at any time upon thirty (30) days advance written notice to the Employee. In such event, the Employee, if requested by the Board of Directors of the Employer, shall continue to render his services to the Employers according to this Agreement through the effective date of his termination. In the event the Board of Directors of any Employer terminates this Agreement (and Employee's employment) without "Cause," the Employee shall be entitled to the severance benefits described in Section 11(a) below (assuming termination prior to a Change in Control), plus his Salary and vacation pay accrued and prorated through the date of his termination.

                  (c) Termination by Employee with Just Cause. The Employee may terminate this Agreement (and his employment hereunder) at any time, immediately with notice, for "Just Cause." For purposes of this Section 9(c), the term "Just Cause" shall mean: (i) a reduction in Employee's Salary without his consent;
(ii) an Employer-imposed requirement that Employee relocate his office to a location which is more than ninety (90) miles from Norfolk, Virginia without Employee's consent; (iii) a material change by Employers in Employee's titles and/or reporting responsibilities without Employee's consent, which change is not reversed within ten (10) business days after written notice by Employee objecting to the change; or (iv) failure by the Employers to comply with any material provision of this Agreement, which failure has not been cured within ten (10) business days after written notice of such noncompliance has been given by the Employee to the Employers. In the event the Employee terminates this Agreement for Just Cause, the Employee shall be entitled to the severance benefits described in Section 11(a) below (assuming termination prior to a Change in Control), plus his Salary and vacation pay accrued and prorated through the effective date of termination.

                  (d) Termination by Employee Without Just Cause. The Employee, without Just Cause, may terminate this Agreement (and his employment hereunder) upon thirty (30) days' written notice to the Employers. In such event, the Employee shall continue to render the services required under this Agreement (unless directed not to do so by any Employer's Board of Directors) and shall be paid solely the Salary and vacation accrued and prorated through the effective date of his termination.

                  (e) Termination Upon Death or Disability of Employee. In addition to any other provision relating to termination, this Agreement shall be automatically terminated in the event of Employee's death or permanent disability. In such event the Employee shall be paid the amount of Salary and vacation accrued and prorated through the date of death or permanent disability, as well as other benefits provided to deceased or disabled employees generally under Employers' policies and benefit plans.

         10. Suspension or Termination as Required by Government Regulations.

                  (a) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of affairs of the Bank by notice served under
Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818(e)(3) and (g)(1)), the Employers' obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers may in their discretion pay the Employee all or part of the compensation withheld while their obligations under this Agreement were suspended, and reinstate (in whole or in part) any of their obligations which were suspended.

                  (b) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818(e)(4) or (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but rights of the parties which vested prior to that effective date shall not be affected.

                  (c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act) all obligations of the Employers under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any rights of the parties hereto which vested prior to the date of that default.

                  (d) All obligations of the Employers under this Agreement shall terminate, except to the extent that continuation of the contract is determined to be necessary for the continued operation of the Employers by (i) the director of the OTS (the "Director") or his designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) the Director or his designee, at the time the Director or his designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director to be an unsafe or unsound condition; but any rights of the parties hereto that have already vested prior to such determination or action shall not be affected by such determination or action.

         11. Severance Benefit and Change of Control Payment.

                  (a) In the event of termination of this Agreement and Employee s employment hereunder prior to a Change in Control (as defined in Section 11(b) below) by the Employers without "Cause" under Section 9(b) or by the Employee with "Just Cause" under Section 9(c) the Employers shall: (1) pay to the Employee in a lump sum within thirty (30) days of termination an amount equal to one hundred and fifty percent (150%) of his highest rate of annual Salary in effect during the period commencing on May 1, 1997 and ending on the date of his termination; and (2) provide continuing health and medical insurance, disability insurance and life insurance coverage on behalf of the Employee (and Employee's other family members, if applicable) for a period of twelve months following termination on the same basis as was in effect as of the effective date of termination.

                  (b) In the event of a Change in Control occurs prior to or on the date of termination of this Agreement, the Employers shall: (1) pay to the Employee in a lump sum within thirty (30) days of the Change of Control an amount equal to one hundred and fifty percent (150%) of his highest rate of annual Salary in effect during the period commencing on May 1, 1997 and ending on the date of the Change in Control; and (2) provide continuing health and medical insurance, disability insurance and life insurance coverage on behalf of the Employee (and his other family members, if applicable) for a period of twelve (12) months following the Change in Control on the same basis as was in effect as of the effective date of termination. For purposes of this Agreement, a Change in Control shall occur if and only if after December 31, 1997 a person or group (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), directly or indirectly, first becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Essex Bancorp, Inc. representing 20% or more of the combined voting power of the then outstanding securities of Essex Bancorp, Inc. Any provision herein to the contrary notwithstanding, no Change in Control shall be deemed to occur as a result of: (1) any transaction prior to January 1, 1998;
(2) any purchase, transfer, or other disposition of the Series B and Series C preferred shares of Essex Bancorp, Inc.; or (3) any exercise or conversion of warrants or options of Essex Bancorp, Inc. which were issued prior to 1996 (and any exercise, or conversion of such warrants or options shall be disregarded in determining whether a Change of Control has occurred.)

                  (c) Any provision herein to the contrary notwithstanding: (i) no severance payment under Section 11(a) or Change in Control payment under
Section 11(b) shall be due to Employee if Employer terminates Employee for Cause under Section 9(a) or Employee resigns without Just Cause under Section 9(d) prior to a Change in Control; and (ii) under no circumstances shall Employee be entitled to a payment under both Section 11(a) and Section 11(b) above.

         12. Adverse Statements and/or Action. The Employers and Employee agree that during the term of this Agreement and thereafter they will refrain from making any adverse public statements about each other, or the Employers' employees. An adverse statement is one which is derogatory or otherwise of such a nature that it tends to be embarrassing, humiliating or injurious to the name, reputation or business of the party about whom the statement is made, whether or not the party making such statement believes it to be true. Upon termination of this Agreement, the Employers and Employee will use their best efforts to reach agreement on the text of any public statement, if necessary, regarding the employment relationship which is satisfactory to both. Notwithstanding the foregoing, neither party shall be prohibited from making any public statement compelled by law or which is otherwise legally privileged, or from correcting or commenting upon a public statement or public reports originating from any other source. This provision shall be in addition to any other rights and duties which may arise under the laws of defamation, unfair competition and similar laws.

         13. General Matters.

                  (a) This Agreement shall be governed by the substantive laws of the State of Virginia and shall be construed in accordance therewith. This Agreement constitutes the entire agreement between the parties as to the matters described herein and supersedes all prior employment and executive services agreements and understandings between the parties.

                  (b) No provision of this Agreement may be waived except by agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

                  (c) This Agreement may be amended, altered or revoked at any time, in whole or in part, only by a written instrument setting forth such changes, signed by all the parties.

                  (d) This Agreement shall be binding upon the Employee and the Employers, and shall not be assignable in any event by the Employee.

                  (e) Throughout this Agreement the singular shall include the plural and the plural shall include the singular whenever the context so requires.

                  (f) To the extent that any provision of this Agreement directly and expressly conflicts with the provisions of 12 C.F.R. Section 563.39(b), or any successor regulation, the provisions of such regulation shall control.

                  (g) If any provision of this Agreement is declared by any court of common jurisdiction to be invalid for any reason such invalidity shall not affect the remaining provisions.

On the contrary, such remaining provisions shall be construed in force as if such invalid provisions had never been inserted in this Agreement.

         IN TESTIMONY WHEREOF, the parties have caused this Agreement to be executed as of the 1st day of January, 1998.

                             ESSEX SAVINGS BANK, FSB



                             By       /s/ Gene D. Ross
                             Its:     President


                             ESSEX FIRST MORTGAGE CORPORATION



                             By       /s/ Gene D. Ross
                             Its:     Chairman



                                      /s/ Earl C. McPherson  (SEAL)
                             Employee